Genesys Industries Announces The Early Completion of Debt Paydown.

NEW YORK, NY – October 30th, 2019 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) $GEIN a diversified advanced manufacturer of complex components and precision products announced today that the company has completed an early payment in full of a bank loan taken out in April 2018 for the purchase of machinery to be used in production at one of the company’s facilities. The original bank loan was to mature in May 2023. This early repayment in full eliminates payments of interest and principal in its entirety that the company owed on this bank loan.

The company requested TCP, an entity controlled by the Company’s sole officer and largest stockholder, to provide and assist with the remittance. TCP paid this loan in full on October 30, 2019 and in turn will further forgive the loan to Genesys resulting in a credit to additional paid in capital.

Company Spokesperson, commented, “We are eliminating any short term debt as we move to strengthen our balance sheet and eliminate any expenses. In addition to reducing interest expense, the repayment in full will allow Genesys more flexibility in its efforts to improve its operations. The company expects to report this early extinguishment of debt with no negative impact to the cash flows or working capital on hand.”

About Genesys Industries
Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products.   The company is a vertically integrated precision cnc manufacturing and fabrication company with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Aviation, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind or $GEIN
For more information on Genesys Industries, please visit www.genesysindustries.com

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

Safe Harbor Statement
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